UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 19, 2016

NOVANTA INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	001-35083	98-0110412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike Bedford, Massachusetts		01730
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 266-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 19, 2016, Novanta Inc. (the “Company”), Novanta Corporation (the “Lead Borrower”), and Novanta UK Investments Holding Limited (the “UK Borrower”), entered into the Second Amended and Restated Credit Agreement (the “Agreement”) with Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and lender, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger, JP Morgan Chase Bank, N.A., as joint lead arranger, co-syndication agent and lender, Wells Fargo Securities LLC, as joint lead arranger, Wells Fargo Bank, National Association, as co-syndication agent and lender, Silicon Valley Bank, as co-documentation agent and lender, TD Bank, N.A., as co-documentation agent and lender, Bank of Montreal, as co-documentation agent and lender, and HSBC Bank USA, N.A, as a lender.

The Agreement amends and restates, in its entirety, the Amended and Restated Credit Agreement dated as of December 27, 2012 (as amended from time to time and in effect immediately prior to May 19, 2016) between the Company, the Lead Borrower, the UK Borrower, Bank of America, N.A., as the Administrative Agent, and the lenders party thereto (the “Existing Credit Agreement”).  The Existing Credit Agreement was scheduled to mature in December 2017. Outstanding borrowings under the Existing Credit Agreement were $95.6 million as of April 1, 2016, the end of the Company’s first fiscal quarter.

The Agreement provides for an aggregated credit facility of $300.0 million, comprised of a $75.0 million 5-year term loan facility and a $225.0 million 5-year revolving credit facility (collectively, the “Senior Credit Facilities”).  The Senior Credit Facilities mature in May 2021 and may be increased by an additional uncommitted $125.0 million in the aggregate, subject to the satisfaction of certain customary covenants.  As of May 19, 2016, the Lead Borrower had outstanding term loans in an amount equal to $75.0 million and had $18.75 million in revolving loans outstanding under the Agreement.

The Agreement contains various customary representations, warranties and covenants applicable to the Company and its subsidiaries, including: (i) limitations on restricted payments, including dividend payments and stock repurchases, provided that the Company and its subsidiaries may repurchase their equity interests, so long as immediately after giving effect to the repurchase, the Company’s consolidated leverage ratio is no more than 2.50:1.00, and other customary conditions; (ii) limitations on fundamental changes involving the Company and its subsidiaries; (iii) limitations on the disposition of assets; and (iv) limitations on indebtedness, investments, and liens.  The Agreement also requires the Company to satisfy certain financial covenants, such as maintaining a minimum consolidated fixed charge coverage ratio of 1.50 to 1.00 and a maximum consolidated leverage ratio of 3.00 to 1.00, with a step up to 3.50:1.00 following an acquisition with an aggregate consideration greater than or equal to $50 million.

The obligations of the Company under the Senior Credit Facilities are secured on a senior basis by a lien on substantially all of the assets of the Company and its material United States (“U.S.”) and United Kingdom (“U.K.”) subsidiaries and guaranteed by the Company and its material U.S. and U.K. subsidiaries. The Agreement also contains customary events of default.

The term loan facility requires quarterly scheduled principal repayments of $1.875 million beginning in July 2016 with the final installment of $37.5 million due in May 2021, if the maturity date of the term loan facility is not otherwise extended.  Subject to certain exceptions, the Company will be required to prepay outstanding loans under the Agreement with the net proceeds of certain asset dispositions and incurrences of certain debt. The Company may voluntarily prepay loans or reduce commitments under the Senior Credit Facilities, in whole or in part, without premium or penalty, subject to certain minimum principal amounts.

The foregoing summary of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the Second Amended and Restated Credit Agreement, a copy of which is attached to this Current Report on Form 8-K (this “Current Report”) as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 in connection with the Second Amended and Restated Credit Agreement is incorporated in this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit #	Description
10.1

Second Amended and Restated Credit Agreement, dated as of May 19, 2016, by and among Novanta Corporation, Novanta Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arranger, JP Morgan Chase Bank, N.A., as Joint Lead Arranger, Co-Syndication Agent and lender, Wells Fargo Securities LLC, as Joint Lead Arranger, Wells Fargo Bank, National Association, as Co-Syndication Agent and lender, Silicon Valley Bank, as Co-Documentation Agent and lender, TD Bank, N.A., as Co-Documentation Agent and lender, Bank of Montreal, as Co-Documentation Agent and lender, and HSBC Bank USA, N.A, as a lender. (The registrant hereby agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novanta Inc.
(Registrant)

Date: May 20, 2016	By:	/s/ Robert J. Buckley
Robert J. Buckley
Chief Financial Officer